EXHIBIT 1


                      WARBURG, PINCUS EQUITY PARTNERS, L.P.
                              466 Lexington Avenue
                               New York, NY 10017



April 28, 2004


InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, CA  94005
Attention: Chief Executive Officer

Gentlemen:

In connection with the acquisition of Common Stock, par value $0.001 per share (the "Common Stock"), of InterMune, Inc., a Delaware corporation (the "Company"), by Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WPEP"), Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership ("WPEP I"), Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership ("WPEP II"), Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership ("WPEP III" and, together with WPEP, WPEP I and WPEP II, the "Purchasers"), Warburg Pincus & Co., a New York general partnership and the sole general partner of each of the Purchasers ("WP"), and Warburg Pincus LLC, a New York limited liability company and the sole manager of each of the Purchasers ("WP LLC" and, collectively, WP LLC, WP and the Purchasers are referred to herein as, the "Purchaser Group"), the Company and the Purchaser Group agree as follows:


     1. Standstill. For a period of three years from the date hereof (the "Standstill Period"), no member of the Purchaser Group or any of their respective Affiliates (as defined below) shall, without the prior written consent of a majority of the independent members of the Board of Directors of the Company (the "Board") who are not affiliated with the Purchaser Group:

          (a) in any manner acquire, agree or seek to acquire, or make any proposal or offer (other than to a member of the Board or senior management of the Company by means that would not cause public dissemination thereof) to acquire, whether directly or indirectly,

               (i) any material assets of the Company or

               (ii) any Common Stock, voting equity securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities


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          (including derivatives), other than acquisitions that would not, in the aggregate, result in the Purchaser Group together with their respective Affiliates beneficially owning (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) more than 19.9% of the Common Stock, as of the date of such acquisition;

     (b) propose to any person (other than to a member of the Board or senior management of the Company by means that would not cause public dissemination thereof) or effect, seek to effect or enter into, whether alone or in concert with others, any merger, consolidation, acquisition, scheme, business combination or other extraordinary transaction in which the Company or any of its subsidiaries is a constituent corporation or party (a "Business Combination");

     (c) solicit proxies or shareholder consents or participate in any such solicitation for any purpose relating to the election or removal of directors of the Company or a Business Combination;

     (d) form, join, encourage, influence, advise or participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) with respect to the voting, ownership or control of any Common Stock (other than the group consisting of the current members of the Purchaser Group);

     (e) seek to have the Company waive, amend or modify its Certificate of Incorporation, Bylaws or the Rights Agreement, dated as of July 17, 2001, between the Company and Mellon Investor Services LLC (the "Rights Agreement");

     (f) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other person in connection with any of the foregoing; or

     (g) make, or take any action (including a request to waive or amend any provision of this agreement) that would cause the Company to make, a public announcement regarding any intention of the Purchaser Group or any of their respective Affiliates to take an action which would be prohibited by any of the foregoing.

For purposes of this letter agreement, "Affiliates" shall mean (1) any person, corporation, partnership, trust, limited liability company or other entity, whether existing now or in the future, that, directly or indirectly, controls, is controlled by or is under common control with, the Purchaser Group; provided, however, that no corporation, partnership, trust, limited liability company or other entity in which a Controlled Fund (as defined below) has made or in the future makes an investment shall be considered an Affiliate for purposes of this letter agreement and/or (2) any fund, whether existing now or in the future, of which WP is a general partner or WP LLC is a manager (a "Controlled Fund").

     2. No Effect on Directors. Notwithstanding any of the foregoing, the provisions set forth in Section 1 shall in no way limit the ability of any individual who is serving as a director of the Company to take any actions (or to refrain from taking any actions) in their


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capacity as directors of the Company.

     3. Waiver of Section 203. The Company represents and warrants to the Purchaser Group that the Board has taken all action necessary to render inapplicable the provisions of Section 203 of the General Corporation Law of the State of Delaware ("Section 203") solely as it relates to the acquisition by the Purchaser Group of beneficial ownership of up to 19.9% of the Common Stock (the "Waiver"); provided, however, such Waiver shall no longer be applicable if, subsequent to becoming an "interested stockholder" (as defined in Section 203), the Purchaser Group no longer has beneficial ownership of 15% or more of the Common Stock as a result of any sale or disposition of beneficial ownership of Common Stock by the Purchaser Group.

     4. No Amendment to Rights Agreement. During the Standstill Period, the Company shall not amend or modify the definition of "Acquiring Person" in the Rights Agreement, if, as a result of such amendment or modification, the Purchaser Group would be deemed to be an "Acquiring Person" thereunder. During the Standstill Period, the Company shall not adopt a new rights agreement or an agreement having substantially the same effect of the Rights Agreement if the Purchaser Group would be considered an "Acquiring Person" (or would have the same or substantially similar effect of an "Acquiring Person" under the Rights Agreement).

     5. Representations. Each party represents to the other that: (a) this letter agreement has been duly authorized by all necessary corporate or partnership action, as the case may be and (b) this letter agreement is a valid and binding agreement of such party, enforceable against it in accordance with its terms.

     6. Specific Enforcement; Legal Effect. The parties hereto agree that any breach of this letter agreement would result in irreparable injury to other party and that money damages would not be an adequate remedy for such breach. Accordingly, without prejudice to the rights and remedies otherwise available under applicable law, either party shall be entitled to specific performance and equitable relief by way of injunction or otherwise if the other party breaches or threatens to breach any of the provisions of this Agreement. It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This letter agreement contains the entire agreement between the parties hereto concerning the matters addressed herein. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party; provided, however, that no waiver or amendment shall be effective as against the Company unless such waiver or amendment is approved by the vote a majority of the independent members of the Board who are not affiliated with the Purchaser Group. This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of law that would cause the application of the laws of any jurisdiction other than the State of New York.

     7. Counterparts. This letter agreement may be executed in counterpart (including by facsimile), each of which shall be deemed an original.

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     If you are in agreement with the terms set forth above, please sign this letter agreement in the space provided below and return an executed copy to the undersigned.

                                   Very truly yours,

                                   WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                   By:  Warburg Pincus & Co.,
                                        its General Partner


                                   By:  /s/ Jonathan Leff
                                        -----------------------------
                                   Name: Jonathan Leff
                                   Title: Partner

                                   WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS I, C.V.

                                   By:  Warburg Pincus & Co.,
                                        its General Partner

                                   By:  /s/ Jonathan Leff
                                        -----------------------------
                                   Name: Jonathan Leff
                                   Title: Partner

                                   WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS II, C.V.

                                   By:  Warburg Pincus & Co.,
                                        its General Partner

                                   By:  /s/ Jonathan Leff
                                        -----------------------------
                                   Name: Jonathan Leff
                                   Title: Partner

                                   WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS III, C.V.

                                   By:  Warburg Pincus & Co.,
                                        its General Partner

                                   By:  /s/ Jonathan Leff
                                        -----------------------------
                                   Name: Jonathan Leff
                                   Title: Partner




                                   WARBURG PINCUS & CO.

                                   By:  /s/ Jonathan Leff
                                        -----------------------------
                                   Name: Jonathan Leff
                                   Title: Partner

                                   WARBURG PINCUS LLC

                                   By:  /s/ Jonathan Leff
                                        -----------------------------
                                   Name: Jonathan Leff
                                   Title: Managing Director

Confirmed and Agreed:

INTERMUNE, INC.


By: /s/ Stephen N. Rosenfield
    -----------------------------
    Name:   Stephen N. Rosenfield
    Title:  Executive Vice President
            of Legal Affairs